Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is between Bank Rhode Island, a financial institution organized under the laws of the State of Rhode Island with its executive offices located at One Turks Head Place, Providence, Rhode Island 02903 (the “Bank”), Bancorp Rhode Island, Inc. a corporation organized under the laws of the State of Rhode Island and sole shareholder of the Bank (the “Company”), and Merrill W. Sherman of 24 Channing Avenue, Providence, Rhode Island  02906 (the “Executive”).

IT IS MUTUALLY AGREED by the parties as follows:

1.             Employment; Duties

1.1           Responsibilities and Authority.  (a)  The Bank hereby employs Executive to serve as President and Chief Executive Officer of the Bank, and Executive hereby accepts such employment.  Executive shall have the duties, responsibilities, authorities and powers normally incident to such offices.  At all times, however, Executive’s activities and authority with respect to such offices will be subject to supervision, control and direction by the Board of Directors of the Bank (the “Board”) or by the Executive Committee of the Board, and Executive hereby agrees to carry out such duties and responsibilities as either of them may from time to time reasonably assign to Executive.  Executive shall report from time to time or routinely, upon request, to the Board as to the current status of any of Executive’s assigned duties and responsibilities.

(b)           The Company hereby employs Executive to serve as President and Chief Executive Officer of the Company and such other offices and positions as the Company may determine, and Executive hereby accepts such employment.  Executive shall have the duties, responsibilities, authorities and powers normally incident to such offices.  At all times, however, Executive’s activities and authority with respect to such offices will be subject to supervision, control and direction by the Board of Directors of the Company (the “Company Board”) or by the Executive Committee of the Company Board, and Executive hereby agrees to carry out such duties and responsibilities as either of them may from time to time reasonably assign to Executive.  Executive shall report from time to time or routinely, upon request, to the Company Board as to the current status of any of Executive’s assigned duties and responsibilities.

1.2           Compensation.  The Bank shall pay Executive a base salary at the rate of Four Hundred Forty-Three Thousand ($443,000) per year commencing on the date hereof and thereafter, payable on a bi-weekly basis, or at such higher rate as shall be determined from time to time by the Board.  In addition, Executive shall be entitled to receive payments under any incentive compensation or bonus program which the Bank may establish for its employees and/or senior executives (as in effect from time to time), in such amounts as are provided by such programs, provided, however, that Executive shall be provided with an annual bonus opportunity of no less than 60% of Executive’s base salary.

1.3           Employee Benefits.  As a full-time employee of the Bank, Executive shall be eligible to participate in any and all employee benefit plans generally available to full-time employees of the Bank, including non-contributory plans and, at Executive’s option, contributory plans.

1.4           Certain Specific Employee Benefits.

(a)           Grant of Stock Options.  Executive shall receive stock options to purchase shares of the Company’s common stock in such number and at an exercise price and such other terms as the Compensation Committee of the Company Board may determine, in its sole discretion, provided that vesting of any options shall accelerate on a Change in Control (as defined in Section 3.2).

(b)           Automobile.  The Bank shall provide Executive with an automobile for Executive’s personal and business use, both in the course of her employment hereunder and afterwards as specifically provided herein, at the Bank’s expense.  All expenses related to the operation of such automobile shall be paid for by the Bank, including but not limited to automobile insurance, gasoline, maintenance, repairs, and other expenses associated with the operation of such automobile, subject to applicable rules and regulations regarding reporting of income and withholding of applicable taxes.

1.5           Vacation.  Executive shall be entitled to six weeks of vacation during each year of employment, such vacation to be taken in accordance with the Bank’s customary vacation policies and at such times and intervals as are mutually agreed upon by Executive and the Bank.  Executive shall be entitled to holiday time and sick leave in accordance with the then existing policies of the Bank, as in effect from time to time.

1.6           Reimbursement of Expenses.  (a)  Executive shall be reimbursed by the Bank for reasonable business expenses incurred by Executive incident to her employment by the Bank upon presentation of appropriate vouchers, receipts, and other supporting documents required by the Bank.

(b)           Executive shall be reimbursed by the Company for reasonable business expenses incurred by Executive incident to her employment by the Company upon presentation of appropriate vouchers, receipts, and other supporting documents required by the Company.

1.7           Duty to Perform Services.  So long as Executive is employed by the Company or the Bank, Executive agrees to devote her full business and productive time, skill, and energy diligently, loyally, effectively, and to the best of her ability to the rendering of services to the Company and the Bank, and will exert Executive’s best efforts in the rendering of such services.  This provision will not prohibit Executive from:

(a)           making passive investments or serving as a fiduciary with respect to direct family investments;

(b)           serving on the board of directors of any company, subject to the provisions of Section 4.2 below and provided that Executive shall not render any material services with respect to the operations or affairs of any such company; or

(c)           engaging in religious, charitable or other community or non-profit activities which do not impair Executive’s ability to fulfill her duties and responsibilities to the Company and Bank.

Executive agrees that in the rendering of all services to the Company and Bank and in all aspects of her employment in connection with Executive’s duties as President and Chief Executive Officer, she will comply with all directives, policies, standards, and regulations from time to time established by the Company or the Bank or by applicable law.

1.8           Death or Disability.

(a)           Death.  In the event of Executive’s death during the term of her employment under this Agreement, the Bank shall immediately pay to Executive’s designated beneficiary any salary accrued but unpaid as of the date of death.  Upon payment of the aforementioned sums, the Bank’s obligations to make further salary payments shall terminate.  This provision shall not be construed to negate any rights Executive may have to death benefits under any employee benefit or welfare plan of the Company or Bank in which Executive may from time to time be a participant or under any other written agreement with the Company or Bank which specifically provides for such benefits.

(b)           Disability.  In the event of Executive’s “disability” (as defined below) during the term of her employment under this Agreement, the Bank shall continue to pay Executive her base salary (reduced by any benefits she may be entitled to receive under any state or federal disability insurance program, such as Rhode Island temporary disability insurance or federal social security) for a period of one year from the date of “disability”.  For purposes of this Agreement, “disability” shall mean the good faith determination by the Board that Executive is unable for any reason, either physical or mental, to perform the duties required of her hereunder.

1.9           Term of Employment.  The term of Executive’s employment under this Agreement shall commence on the date hereof and shall continue, unless sooner terminated pursuant to the provisions of this Agreement, for a period of three years (the “Term”), which Term shall automatically renew on each successive one year anniversary hereafter commencing with the first anniversary hereof unless any party shall have given written notice to the other parties of such party’s election not to extend the Term within ninety (90) calendar days prior to any anniversary date.

1.10         Termination.  This Agreement and the rights of the parties hereunder will terminate (subject to the provisions of Section 1.11 below) upon the occurrence of one of the following:

(a)           Upon the Executive’s death or disability as provided in Section 1.8 above;

(b)           Upon termination of employment by the Bank or the Company for Cause as provided in Section 3.5, immediately upon the giving of notice by the Company or the Bank or at such later time as such notice may specify or as may be required by Section 3.5;

(c)           Upon termination of employment at the election of the Executive for Good Reason (as hereinafter defined) as provided in Section 2.2;

(d)           Upon expiration of the Term, upon notice by any party not to renew the term as provided in Section 1.9; or

(e)           In the event of the Executive’s resignation for any reason (other than the reasons set forth in Sections 1.10(a), (c) or (d) above), upon thirty days’ prior written notice of such resignation to the Bank or the Company; or, in the event of termination of Executive’s employment by the Bank or the Company for any reason (other than the reasons set forth in Sections 1.10(a), (b) or (d) above), upon thirty days’ prior written notice of such termination to the Executive.

1.11         Survival.  The provisions of Sections 1.8, 2.1, 2.2, 3.1 through 3.11 inclusive, and 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.12 and 4.13 of the Agreement shall remain in full force and effect and shall continue to be enforceable in accordance with their terms beyond the termination of employment and beyond expiration of this Agreement, except as otherwise agreed in writing by Executive and the Company and the Bank.

2.             Severance.

2.1           Severance Benefit.  In the event of a termination of Executive’s employment by the Bank or the Company without Cause (as such term is defined in Section 3.5) at any time, or in the event of termination of Executive’s employment by her for Good Reason, the Bank will pay to Executive within 30 days of the date of such termination or expiration, in lump sum, any base salary and bonus previously awarded on account of services performed prior to the Executive’s termination of employment which have not been previously paid plus a severance payment equal to 2.99 times the sum of (a) Executive’s annual base salary then in effect and (b) an amount equal to the average executive cash bonus earned by Executive with respect to the two (2) full fiscal years immediately preceding the year in which termination occurs (the “Severance Benefit”).  In addition, the Bank shall continue to pay for all medical, dental and life insurance coverage provided on the date of termination for the thirty-six month period commencing on the date of termination of employment (the “Severance Period”); the Bank shall continue to provide Executive with the same automobile then being used by Executive in accordance with the provisions of  Section 1.4(b) of this Agreement for the Severance Period (all of the foregoing benefits to be provided at the expense of the Bank) and, at any time during or within thirty (30) days of the expiration of the Severance Period, Executive shall have the right and option, on written notice to the Bank, to purchase such automobile for a purchase price equal to 90% of the wholesale value as established by the National Automobile Dealers Association Official Used Car Guide published in the year of such notice; and, notwithstanding any provision of any option agreement governing options to purchase common stock of the Company granted to Executive (“Options”), any such Options which are exercisable by Executive on the date of termination shall not terminate until the expiration of the Severance Period and such Options as extended are herein referred to as “Extended Options”.  Any Severance Benefit paid under this Section 2.1 shall be credited against any amounts due Executive under Section 3 as a result of a

Change in Control.  The Bank shall have no obligation to pay the Severance Benefit to Executive in the event her employment is terminated with Cause by the Bank or the Company or voluntarily by Executive without Good Reason prior to a Change in Control.

2.2           “Good Reason” Defined.  For purposes of this Agreement, “Good Reason” shall mean and include any of the following without Executive’s prior written consent:

(i)            a significant reduction in the nature or scope of Executive’s duties, responsibilities, authority and powers from the duties, responsibilities, authority and powers exercised by her on the date hereof;

(ii)           a reduction of Executive’s salary or bonus opportunity or fringe benefits from those provided on the date hereof, other than a reduction of fringe benefits required by law or applicable to all employees generally;

(iii)          any requirement by the Bank or any person in control of the Bank that the location at which Executive performs the principal duties for the Bank or the Company be outside a radius of 50 miles from the location at which Executive performed such duties as of the date hereof; or

(iv)          the election by the Company or the Bank not to renew this Agreement on any anniversary date unless the Company and the Bank enter into a new employment agreement with Executive on terms not less favorable than those existing immediately prior to such notice of non-renewal, other than a reduction of fringe benefits required by law or applicable to all employees generally, provided, however, that Good Reason shall not be deemed to have occurred unless prior to Executive’s termination of employment for Good Reason, Executive shall give not less than 30 days written notice to the Bank and the Company of her intent to terminate for Good Reason stating the basis of the Good Reason sufficient to permit the Bank and the Company to alleviate the basis of such Good Reason prior to termination, and the Bank and the Company have not done so within such 30 day period, and further provided, that Executive’s continuing to work in the absence of entering into a new employment agreement following a notice of non-renewal by the Company or the Bank shall be without prejudice to her right to claim termination for Good Reason, absent written agreement between Executive and the Bank or the Company to the contrary.

3.             Change in Control

3.1           Purpose.  In order to allow Executive to consider the prospect of a Change in Control (as defined in Section 3.2) in an objective manner and in consideration of the services rendered and to be rendered by Executive to the Company and the Bank, the Bank is willing to provide, subject to the terms of this Agreement, certain severance benefits to protect Executive from the consequences of a Terminating Event (as defined in Section 3.4) occurring subsequent to a Change in Control.

3.2           Change in Control.  A “Change in Control” will be deemed to have occurred if: (i) a Takeover Transaction is effectuated; or (ii) the Company commences substantive negotiations with a third party with respect to a Takeover Transaction if within twelve (12) months of the commencement of such negotiations, the Company enters into a definitive agreement with respect to a Takeover Transaction with any party with which negotiations were originally commenced; or (iii) any election of directors of the Company occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the board of directors as constituted immediately preceding each such individual’s election as a director; or (iv) either the Company or the Bank effectuates a complete liquidation.

3.3           Takeover Transaction.  A “Takeover Transaction” shall mean:

(a)           The acquisition of voting securities of the Company by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than by the Company or its subsidiaries or any employee benefit plan (or related trust) of the Company or its subsidiaries, which theretofore did not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) securities representing 30% or more of the voting power of all outstanding shares of voting securities of the Company, if such acquisition results in such individual, entity or group owning securities representing more than 30% of the voting power of all outstanding voting securities of the Company; provided, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of voting securities of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company outstanding immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the outstanding voting securities of the Company, shall not constitute a Change in Control; or

(b)           The issuance of additional shares of common stock of the Company or the Bank, as applicable, in a single transaction or a series of related transactions if the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company or the Bank, as applicable, immediately prior to such issuance do not, following such issuance, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of all then outstanding voting securities of the Company or the Bank, as applicable; or

(c)           Consummation by the Company or the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of such entity immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, or (ii) the sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (on a consolidated basis) or the Bank to a party which is not controlled by or under common control with such entity, or (iii) the sale by the Company in one transaction or in a series of related transactions of voting securities of the Bank such that following such transaction or transactions the Company no longer beneficially owns, directly or indirectly, securities representing more than 50% of the voting power of the then outstanding voting securities of the Bank.

For purposes of this Section 3.3, “voting power” means ordinary voting power for the election of directors.

3.4           Terminating Event.  A “Terminating Event” means either

(a)           Termination by the Bank or the Company of Executive’s employment for any reason other than “Cause” (as such term is defined in Section 3.5 hereof); or

(b)           Executive’s resignation as an employee of the Company or the Bank or any successor thereof following a Takeover Transaction or a Change in Control under Section 3.2(iii) whether or not for Good Reason prior to the first anniversary of the Takeover Transaction or such Change of Control, provided that the Company does not have “Cause” to terminate Executive’s employment prior to such resignation; or

(c)           Termination of this Agreement by reason of Executive’s disability pursuant to Section 1.8, prior to the first anniversary of the Takeover Transaction or such Change in Control; or

(d)           Executive’s death following a Takeover Transaction or a Change in Control under Section 3.2(iii), prior to the first anniversary of the Takeover Transaction or such Change in Control.

3.5           Termination for “Cause” Defined.  For purposes of this Agreement, termination for Cause, as determined by the Board, shall include termination by reason of any of the following:

(a)                                  Continuing any arrangement, holding any position or engaging in any activities that conflict with the interest of, or that interfere with Executive’s duties owed to, the Company or the Bank, after ten (10) days prior written notice by the Company or the Bank, as applicable, to Executive of the same;

(b)                                 Conviction of embezzlement or other crimes against the Company or the Bank;

(c)                                  Deliberate misappropriation of the Company’s or the Bank’s funds;

(d)                                 Material violation of written policies of the Company or the Bank or material breach of any of Executive’s obligations under the terms of this Agreement,

                                                which continues after ten (10) days prior written notice by the Company or the Bank, as applicable, to Executive of the same; and

(e)                                  Refusal to perform assigned duties when such refusal is not justified or excused either by the terms of this Agreement or by actions taken by the Bank or the Company in violation of this Agreement and, with respect to the first two refusals, Executive has been given reasonable written notice and explanation thereof and ten (10) days to cure and no cure has been effected within ten (10) days of such notice; provided, however, that if Executive should dispute the Bank’s or the Company’s determination that it has caused Executive to terminate her employment, or if Executive asserts that this act or omission was caused by actions taken by the Bank or the Company in violation of this Agreement, the dispute will be governed by Section 4.8 hereof.

3.6           Payment In Connection With Terminating Event.  If a Terminating Event occurs within one (1) year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction), the Bank will pay to Executive (a) an amount equal to any base salary and bonus earned on account of services performed prior to the Terminating Event which have not been previously paid and Executive’s pro-rated bonus to the date of the Terminating Event under the Bank’s Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Terminating Event occurs (the “Past Service Amount”) plus (b) an amount (the “Severance Payment”) equal to 2.99 times the sum of (i) the annual base salary in effect at the time of the Change in Control plus (ii) the amount of Executive’s “Target Bonus” for the year in which the Change in Control occurs, which Past Service Amount and Severance Payment shall be payable in one lump sum within 30 days of the date of termination of employment, or if such Change in Control is governed by clause (ii) of Section 3.2 and the Terminating Event occurs prior to entering into a definitive agreement, upon the entering into of a definitive agreement by the Company.  In addition, during the Severance Period (which, for purposes of Section 3 shall be deemed to commence on the date of a Terminating Event), Executive shall be entitled to receive continuing medical, dental and life insurance benefits as provided by the Bank prior to the Terminating Event and use of an automobile with the option to purchase (all of the foregoing benefits to be provided at the expense of the Bank).  Options held by Executive shall become Extended Options, all as more specifically set forth in Section 2.1 hereof, provided, however, that any unvested Options held by Executive shall accelerate and become vested upon a Change in Control pursuant to Section 1.4(a).  Furthermore, the Bank, at its expense, shall provide Executive with an office and the exclusive use of an executive assistant for a period of 12 months following a Terminating Event defined in subsection (a) or (b) of Section 3.4 hereof.  No Past Service Amount or Severance Payment will be paid to Executive under Section 3 if her employment with the Company and the Bank terminates for any reason prior to a Change in Control, or if her employment with the Company and the Bank terminates after a Change in Control but such termination or resignation is not a Terminating Event.  In addition, no Past Service Amount or Severance Payment will be paid to Executive under Section 3.6 of this Agreement with respect to a Terminating Event which occurs more than one year after a Change in Control (which one year period shall be calculated from the effective date of the Takeover Transaction if the Terminating Event occurs after a Takeover Transaction).  Notwithstanding the foregoing, if a Change of Control resulting from a Takeover Transaction as described in Section 3.2(ii) occurs and Executive is terminated without Cause prior to the closing of the Takeover Transaction under circumstances where a Severance Benefit under Section 2.1 would be payable, Executive shall be entitled to receive the Past Service Amount and a Severance Payment calculated under this Section 3.6 and any payments previously made under Section 2.1 shall be credited against the Company’s or the Bank’s obligation under this Section 3.6.

3.7           Applicability of Change in Control Provisions.  The provisions of Section 3 shall terminate upon the earliest of (i) the termination by the Company or the Bank of Executive’s employment for any reason prior to a Change in Control, (ii) the termination of Executive’s employment by the Company or the Bank after a Change in Control for Cause, (iii) Executive’s resignation or termination of employment with the Company or the Bank for any reason other than Good Reason prior to a Change in Control, and (iv) Executive’s resignation or termination of employment after a Change in Control on or after the first anniversary of the Takeover Transaction or events specified in Sections 3.2(iii) or (iv).

3.8           Excise Tax Equalization Payment.  In the event that Executive becomes entitled to a Severance Payment or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), and if any of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Bank shall pay to Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax upon the Total Payments and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment provided for by this Section 3.8 (including FICA and FUTA), shall be equal to the Total Payments.  Such payment shall be made by the Bank to Executive as soon as practical following the effective date of the Terminating Event, but in no event beyond thirty (30) days from such date.

3.9           Tax Computation.  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)           Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or the Bank, or with any person (which shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, including a “group” as defined in Section 13(d) therein) whose actions result in a Change in Control or any person affiliated with the Company or such persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(1) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G (b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)           The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c)           The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the effective date of the Terminating Event, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

3.10         Subsequent Recalculation.  In the event the Internal Revenue Service adjusts the computation of the Bank under Section 3.9 herein so that Executive did not receive the greatest net benefit, the Bank shall reimburse Executive for the full amount necessary to make her whole, plus a market rate of interest, as determined by the Compensation Committee of the Board.

3.11         Dispute Resolution.  If any dispute between the Bank and Executive as to any of the amounts to be determined under Sections 3.8 or 3.9, or the method of calculating such amounts, cannot be resolved by Executive and the Bank, either the Bank or Executive after giving three (3) days written notice to the other, may refer the dispute to a partner in the Boston, Massachusetts office of a firm of independent certified public accountants selected jointly by Executive and the Bank.  The determination of such partner as to the amount to be determined under Section 3.8 and 3.9 and the method of calculating such amounts shall be final and binding on Executive, the Bank and the Company.  The Bank shall bear the costs of any such determination.  The Company shall have the same rights and obligations as the Bank under this Section 3.11 in the event of a dispute between the Company and Executive.

4.             Miscellaneous.

4.1           Confidential Information.  Unless Executive first secures the Company’s consent, Executive will not disclose or use, at any time either during or subsequent to her employment by the Company or the Bank, except as required by her duties to the Company or Bank, any secret or confidential information of the Company or Bank of which Executive becomes informed during her employment, whether or not developed by her.  The term “confidential information” includes, without limitation, financial information, business plans, prospects, and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the Company’s or Bank’s management, but does not include any information which has become part of the public domain by means other than Executive’s non-observance of her obligations hereunder.

4.2           Non-Competition.  During Executive’s employment by the Company and the Bank hereunder, and during a period of one year following the date of termination of her employment with the Company or the Bank for any reason, Executive will not, directly or indirectly whether as partner, consultant, agent, employee, co-venturer, greater than 2% owner, or otherwise, or through any Person (as hereafter defined),

(a)           attempt to recruit any employee of the Company or the Bank, assist in such hiring by any other Person, or encourage any such employee to terminate his or her relationship with the Company or the Bank, or

(b)           encourage any customer of the Company or the Bank to conduct with any other Person any business or activity which such customer conducts or could conduct with the Company or the Bank, as applicable.

For purposes of this Section 4.2, the term “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

4.3           No Conflicting Obligations.  The Company and the Bank, in entering into this Agreement, understand, and Executive hereby represents, that she is not under any obligation to any former employer or any person, firm or corporation that would prevent, limit or impair, in any way, the performance by Executive of her duties as an employee of the Company or the Bank.

4.4           Ethical Behavior.  Upon termination by the Company or the Bank of Executive’s employment for any reason, Executive shall act at all times in an ethical manner with regard to the Bank and the Company, and during the one-year period following the date of such termination, shall take no action which directly or indirectly could reasonably be expected to have the effect of terminating or otherwise adversely affecting the relationship of the Company or the Bank with any employee of, or others with business or advantageous relationships with, the Company or any of its affiliates, including the Bank.

4.5           Withholding.  All payments made by the Bank or the Company under this Agreement will be net of any tax or other amounts required to be withheld by the Bank or the Company under applicable law.

4.6           Legal Fees.  Upon submission of appropriate statements or documentation, the Company and the Bank jointly and severally agree to reimburse Executive for reasonable legal fees actually incurred by her in connection with the negotiation, review and enforcement of the terms of this Agreement, provided, however, that neither the Company nor the Bank shall be obligated to reimburse Executive for any legal fees or expenses incurred by her in connection with the Company’s or the Bank’s enforcement of the terms of this Agreement or in connection with any arbitration or litigation in which the Company or the Bank is the prevailing party.

4.7           Binding Effect.  This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.  The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank, as the case may be, to assume expressly and perform this Agreement.  Failure of the Company or the Bank, as applicable, to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Bank in the same amount and on the same terms as she would be entitled to hereunder following a Terminating Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which Executive becomes entitled to such compensation from the Bank.  As used in this Agreement, “Bank” shall mean the Bank, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Agreement by operation of law, or otherwise.

4.8           Arbitration of Disputes.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or performance hereof will be settled by arbitration in accordance with the laws of the State of Rhode Island by an arbitrator mutually agreed upon by Executive and the Company and/or the Bank.  If an arbitrator cannot be agreed upon, Executive shall choose an arbitrator and the Company and/or the Bank shall choose an arbitrator, and these two together shall select a third arbitrator.  If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator will be appointed by the American Arbitration Association in Providence, Rhode Island.  Such arbitration will be conducted in the City of Providence in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 4.8.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

4.9           Indemnification.  The Company and the Bank each hereby covenants and agrees to indemnify Executive and hold her harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from Executive’s good faith performance of her duties and obligations under the terms of this Agreement.

4.10         Release.  Executive agrees, as a condition to receipt of payments and benefits under Sections 2.1, 3.6 and/or 3.8 hereof, that she will execute a release agreement in form reasonably satisfactory to the Company, releasing and waiving any and all claims against the Company, its subsidiaries and affiliates other than the right of the Executive to enforce this Agreement and other than claims arising after the effective date of the release provided that, without limiting the generality of the foregoing, such release shall specifically exclude each of the following:  (i) any claims arising out of the Executive’s status as a shareholder or investor in the Company; (ii) any rights Executive may have under COBRA; (iii) any claims Executive may have to any ownership interest in the Company, including but not limited to claims to vested or non-vested stock, restricted stock or stock options; (iv) Executive’s ability to file claims for vested benefits, if any, under any and all employee benefit plans of the Company or the Bank including without limitation the various Supplemental Executive Retirement Plans in which Executive is a participant and the various insurance and disability benefit plans of the Company or the Bank; (v) Executive’s right to continued coverage under any Bank or Company-sponsored life insurance policy applicable to Executive’s life as provided under any such policy or any plan or program of the Company or the Bank; (vi) Executive’s right to any funds being held for Executive’s benefit or in Executive’s name under any deferred compensation programs of the Company or the Bank; (vii) Executive’s eligibility for indemnification in accordance with the provisions of Section 4.9 of this Agreement or with the Company’s Articles of Incorporation or corporate by-laws or under applicable law or any rights Executive may have under any applicable insurance policy with respect to any liability Executive may incur or may have incurred as an employee or officer of the Bank or the Company; or (viii) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company or the Bank, or any agent of the Company or the Bank, are jointly liable.

4.11         Interpretation.  In case of ambiguity with respect to the meaning or intent of any provision herein, whether in the course of arbitration or otherwise, such provision shall be construed in the manner most favorable to the Executive.

4.12         Guaranty.  The Company hereby guarantees the due and punctual performance in full by the Bank of its covenants, agreements and obligations contained herein.

4.13         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding between the parties, written or oral, which relates to the subject matter hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 20th day of February, 2007.

BANCORP RHODE ISLAND, INC.

By:	/s/ John R. Berger
John R. Berger, Compensation
Committee Chairman

By:	/s/ Malcolm G. Chace
Malcolm G. Chace, Chairman of the Board

BANK RHODE ISLAND

By:	/s/ John R. Berger
John R. Berger, Compensation
Committee Chairman

By:	/s/ Malcolm G. Chace
Malcolm G. Chace, Chairman of the Board

EXECUTIVE

/s/ Merrill W. Sherman
Merrill W. Sherman